Exhibit 3.2

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF
T1 ENERGY INC.

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
T1 ENERGY INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

T1 Energy Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: The Corporation’s Amended and Restated Certificate of Incorporation is hereby amended by adding the following Article FIFTH:

FIFTH:

(a) Certain Definitions. For purposes of this Article FIFTH, references to the following terms shall have the meanings indicated:

(1) “Affiliate” of any Person means another Person that directly or indirectly through one of more intermediaries Controls, is Controlled by or is under common Control with, such first Person.

(2) “Agent” means an agent designated by the Board of Directors.

(3) “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled” and “under common Control with” have correlative meanings.

(4) “Corporation Group Securities” means (i) Corporation Securities and (ii) any other interests of a member of the Corporation Group designated as stock by the Board of Directors as disclosed in a United States Securities and Exchange Commission (the “SEC”) filing by the Corporation, including subsidiaries of the Corporation.

(5) “Corporation Securities” means (i) shares of common stock in the Corporation, (ii) shares of preferred stock in the Corporation and (iii) any other interest designated as “stock” of the Corporation by the Board of Directors, as disclosed in an SEC filing by the Corporation.

(6) “Excess Securities” means Corporation Securities that are the subject of the Prohibited Transfer.

(7) “Foreign-Controlled Entity” has the meaning provided in Section 7701(a)(51)(C) of the Tax Code and any guidance thereunder.

(8) “Foreign-Influenced Entity” has the meaning provided in Section 7701(a)(51)(D) of the Tax Code and any guidance thereunder.

(9) “Percentage Stock Ownership” means the greater of (i) the percentage stock ownership interest in the Corporation of any Person for purposes of Section 7701(a)(51) of the Tax Code (including any guidance published thereunder) or (ii) the percentage of Corporation shares or other equity interests which any Person is considered to own as a “beneficial owner” of such shares or other equity interests, as that term is defined pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities and Exchange Act of 1934 (the “Exchange Act”), as such rule may be amended or modified from time to time, or any successor rule thereto.

(10) “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity, provided, that, for all purposes of this Article FIFTH, any group of such “Persons” having a formal or informal understanding among themselves to make a coordinated acquisition of stock that are required to report their beneficial ownership together under Rule 13d-3 of the Exchange Act shall be treated as a “Person,” and references to any Person shall include any successor (by merger or otherwise) of any such Person.

(11) “Prohibited Distributions” means any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities received by a Purported Transferee.

(12) “Proposed Transaction” has the meaning provided for in section (e)(1) of this Article FIFTH.

(13) “Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article FIFTH.

(14) “Purported Transferee” has the meaning provided for in section (d) of this Article FIFTH.

(15) “Specified Foreign Entity” has the meaning provided in Section 7701(a)(51)(B) of the Tax Code and any guidance thereunder (including, for the avoidance of doubt, any Foreign-Controlled Entity).

(16) “Substantial Shareholder” means a Specified Foreign Entity with a Percentage Stock Ownership of 4.9% or more.

(17) “Tax Benefit” means eligibility to claim tax credits determined under Section 45X, 45Y, 48C, 48D, or 48E of the Tax Code, or any successor tax credits.

(18) “Tax Code” means the Internal Revenue Code of 1986, as amended from time to time.

(19) “Transfer” means the acquisition, directly, indirectly or constructively, of ownership of Corporation Securities by any means, including, without limitation, (i) the creation or grant of any pledge (or other security interest), right or option with respect to Corporation Securities, (ii) the exercise of any such pledge, right or option, or (iii) any other transaction treated under the applicable rules under Section 7701(a)(51) of the Tax Code as a direct, indirect or constructive acquisition (including the acquisition of an ownership interest in a Substantial Shareholder), provided, that “Transfer” shall not include any such acquisition unless, as a result, there would be an increase in any Person’s Percentage Stock Ownership.

(20) “Treasury Regulations” shall mean the regulations promulgated under the Tax Code.

(b) Purpose. To ensure the availability of certain tax credits, benefits and attributes for the benefit of the Corporation, its Affiliates and its shareholders, the Corporation hereby establishes certain limits on the ownership and control of the Corporation by Specified Foreign Entities to prevent the Corporation from becoming a Foreign-Influenced Entity. At no time shall any Specified Foreign Entity be permitted to be a Substantial Shareholder in the Corporation unless permitted by the Board of Directors pursuant to the provisions of this Article FIFTH.

(c) Implementation. The Corporation is authorized to effect any and all measures and to make any and all determinations reasonably necessary or desirable (consistent with applicable laws, this Amended and Restated Certificate of Incorporation and the Bylaws) to fulfill the purpose and implement the provisions of this Article FIFTH, including without limitation: (a) requiring the owner(s) of shares of Corporation Securities to confirm and/or provide evidence that he, she or it is not a Specified Foreign Entity and suspending voting, dividend and other distribution rights with respect to any shares held by such owner(s) until such confirmation and/or evidence is received; (b) maintaining the share transfer records of the Corporation in such a manner so that the percentage of any class of shares of Corporation Securities that is owned by Specified Foreign Entities can be determined and confirmed; and (c) obtaining, as a condition precedent to the transfer on the records of the Corporation, representations, citizenship certificates and/or other evidence as to the identity and citizenship status from all transferees (and from any recipient upon original issuance) of any shares and, if such transferee (or recipient) is acting as a fiduciary or nominee for another owner, such other owner, and the registration of transfer (or original issuance) shall be denied upon refusal of such transferee (or recipient) to make such representations and/or furnish such citizenship certificates or other evidence. The Corporation is authorized to take such other ministerial actions or make such interpretations as it may deem necessary or advisable in order to implement the purpose and the policy set forth in part (c) of this Article FIFTH.

(1) The Board of Directors or any committee thereof shall have the power to interpret or determine in its sole discretion all matters necessary for assessing compliance with this Article FIFTH, including, without limitation, (i) the identification of Substantial Shareholders, (ii) whether a Transfer is a Prohibited Transfer, (iii) whether to exempt a Transfer from the restrictions of section (d) of this Article FIFTH, (iv) the Percentage Stock Ownership of any Substantial Shareholder, (v) whether an instrument constitutes a Corporation Group Security, (vi) the amount (or fair market value) due to a Purported Transferee pursuant to clause (2) of section (f) of this Article FIFTH, and (vii) any other matters which the Board of Directors or such committee determines to be relevant; and the good faith determination of the Board of Directors or such committee on such matters shall be conclusive and binding for all the purposes of this Article FIFTH.

(2) In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article FIFTH or Section 7701(a)(51) of the Tax Code for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the tax benefits and for the application, administration and implementation of this Article FIFTH.

(3) In the case of an ambiguity in the application of any of the provisions of this Article FIFTH, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions. In the event this Article FIFTH requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors or any committee thereof shall have the power to determine the action to be taken. All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors shall be conclusive and binding on the Corporation, the Agent and all other parties for all other purposes of this Article FIFTH. The Board of Directors may delegate all or any portion of its duties and powers under this Article FIFTH to a committee of the Board of Directors as it deems necessary or advisable, and, the Board of Directors and such committee may exercise the authority granted by this Article FIFTH through duly authorized officers or agents of the Corporation. Nothing in this Article FIFTH shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

(d) Restrictions on Transfer. Any attempted Transfer of Corporation Securities shall be void ab initio and ineffective as against the Corporation insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee of a Prohibited Transfer (a “Purported Transferee”) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person shall become a Substantial Shareholder or (2) the Percentage Stock Ownership interest of any Substantial Shareholder shall be increased.

(e) Exceptions. The restrictions set forth in section (d) of this Article FIFTH shall not apply to an attempted Transfer if such Transfer is made as part of certain transactions approved by the Board of Directors in accordance with section (e)(1) of this Article FIFTH.

(1) The restrictions contained in this Article FIFTH are for the purposes of reducing the risk that any acquisition of shares of the Corporation stock by a Specified Foreign Entity may limit or eliminate the Corporation’s ability to utilize or be eligible for its tax benefits. In connection therewith, and to provide for effective enforcement of these provisions, any Person that desires to acquire Corporation Securities in an otherwise Prohibited Transfer (a “Requesting Person”) shall, prior to the date of such transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board of Directors review the Proposed Transaction and authorize or not authorize the Proposed Transaction in accordance with this section (e)(1) of this Article FIFTH. A Request shall be mailed or delivered to the Secretary of the Corporation at the Corporation’s principal place of business. Such Request shall be deemed to have been received by the Corporation when actually received by the Corporation. A Request shall include: (1) the name, address and telephone number of the Requesting Person; (2) the Percentage Stock Ownership then beneficially owned by the Requesting Person (without regard to the ownership of Corporation Group Securities in any subsidiary of the Corporation) and the then number and percentage (by class) of any Corporation Group Securities in any subsidiary of the Corporation beneficially owned by the Requesting Person; (3) a reasonably detailed description of the Proposed Transaction or Proposed Transactions for which the Requesting Person seeks authorization; and (4) a request that the Board of Directors authorize the Proposed Transaction or Proposed Transactions, as applicable, pursuant to this section (e)(1) of this Article FIFTH. The Board of Directors shall respond to each Request within 20 business days of receiving such Request, and the failure of the Board of Directors to respond during such 20 business day period shall be deemed to be a rejection of the Transfer; provided, that, the Board of Directors may respond by requesting additional information, indicating it requires additional time to consider the Request or in another reasonable manner. Any determination or deemed determination by the Board of Directors not to authorize a Proposed Transaction shall cause such Proposed Transaction to continue to be treated as a Prohibited Transfer. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with authorizing any Proposed Transaction, including requiring an affidavit or representations from such Requesting Person or opinions of counsel to be rendered by counsel selected by the Requesting Person (and reasonably acceptable to the Board of Directors), in each case, as to such matters as the Board of Directors may reasonably determine with respect to the preservation of the tax benefits. Any Requesting Person who makes a Request to the Board of Directors shall reimburse the Corporation, within 30 days of demand therefor, for all reasonable out-of-pocket costs and expenses incurred by the Corporation with respect to evaluating the Proposed Transaction of such Requesting Person, including, without limitation, the Corporation’s reasonable costs and expenses incurred in determining whether to authorize the Proposed Transaction, which costs may include, but are not limited to, any reasonable expenses of counsel and/or tax advisors engaged by the Board of Directors to advise the Board of Directors or deliver an opinion thereto. The Board of Directors may require, as a condition to its consideration of the Request, that the Requesting Person execute an agreement in form and substance reasonably satisfactory to the Corporation providing for the reimbursement of such costs and expenses. Any authorization of the Board of Directors hereunder may be given prospectively or retroactively.

(2) The Board of Directors may determine that the restrictions set forth in section (d) of this Article FIFTH shall not apply to any particular transaction or transactions, whether or not a request has been made to the Board of Directors, including a Request pursuant to this section (e) of this Article FIFTH, subject to any conditions that it deems reasonable and appropriate in connection therewith. Any determination of the Board of Directors hereunder may be made prospectively or retroactively.

(3) The Board of Directors or any committee appointed by the Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article FIFTH through duly authorized officers or agents of the Corporation.

(4) Notwithstanding anything to the contrary in this Article FIFTH, the restrictions contained in this Article FIFTH shall not apply to Trina Solar (Schweiz) AG and its Affiliates.

(f) Suspension of Voting, Dividend and Other Distribution Rights of Specified Foreign Entity or Foreign-Controlled Entity Owned Shares. No officer, employee or agent of the Corporation shall record any Prohibited Transfer, and the Purported Transferee shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Excess Securities. The Corporation shall determine which shares Owned by Specified Foreign Entity constitute the Excess Securities. The determination of the Corporation as to which shares constitute Excess Securities shall be conclusive. Shares deemed to constitute Excess Securities shall (until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer) not be accorded any rights of shareholders of the Corporation, including, without limitation, any voting rights or rights to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, such Corporation Securities shall cease to be Excess Securities. For this purpose, any transfer of Excess Securities not in accordance with the provisions of this section (f) of this Article FIFTH shall also be a Prohibited Transfer.

(1) If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer pursuant to section (d) of this Article FIFTH, then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (over the NYSE or other national securities exchange on which Corporation Securities may be traded, if possible, or otherwise privately); provided, however, that the Agent shall use reasonable efforts to effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for Corporation Securities or otherwise would adversely affect the value of Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain all or a portion of such sales proceeds to the extent not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to section (f)(2) of this Article FIFTH if the Agent rather than the Purported Transferee had resold the Excess Securities.

(2) The Agent shall apply any proceeds or any other amounts received by it in accordance with section (f)(1) of this Article FIFTH as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its reasonable costs and expenses incurred in connection with its duties hereunder; (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, calculated on the basis of the closing market price for Corporation Securities on the day before the Prohibited Transfer; and (C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Tax Code (or any comparable successor provision) selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (B) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this section (f) of this Article FIFTH inure to the benefit of the Corporation.

(3) In the event of any Transfer that does not involve a transfer of Corporation Securities within the meaning of the laws of Delaware, but that would cause a Substantial Shareholder to violate any restriction on Transfer provided for in section (d) of this Article FIFTH, the application of sections (f)(1) and (f)(2) of this Article FIFTH shall be modified as described in this section (f)(3) of this Article FIFTH. In such case, no such Substantial Shareholder shall be required to dispose of any interest that is not a Corporation Security, but such Substantial Shareholder and/or any Person whose ownership of Corporation Securities is attributed to or taken into account with respect to such Substantial Shareholder shall, in the case of section (f)(1) of this Article FIFTH, be deemed to have disposed of and shall be required to dispose of sufficient Corporation Securities (which Corporation Securities shall be disposed of in the inverse order in which they were acquired) to cause such Substantial Shareholder, following such disposition, not to be in violation of this Article FIFTH. Such disposition or process shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in sections (f)(1) and f(2) of this Article FIFTH, except that the maximum aggregate amount payable either to such Substantial Shareholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value (determined in accordance with section (f)(2) of this Article FIFTH) of such Excess Securities at the time of the purported Transfer. All such reasonable expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Substantial Shareholder or such other Person. The purpose of this section (f)(3) of this Article FIFTH is to extend the restrictions in sections (d) and (f)(1) of this Article FIFTH to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this section (f)(3) of this Article FIFTH, along with the other provisions of this Article FIFTH, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

(4) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within 30 days from the date on which the Corporation makes a written demand pursuant to section (f)(1) of this Article FIFTH, then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this section (f)(4) of this Article FIFTH shall (A) be deemed to be inconsistent with any Transfer of the Excess Securities provided in this Article FIFTH to be void ab initio, or (B) preclude the Corporation in its discretion from immediately instituting legal proceedings without a prior demand. The Board of Directors or a committee thereof may authorize such additional actions as it deems advisable to give effect to the provisions of this Article FIFTH.

(5) The Corporation shall make the written demand described in section (f)(1) of this Article FIFTH within 30 days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that, if the Corporation makes such demand at a later date, the provisions of this Article FIFTH shall apply nonetheless. No failure by the Corporation to act within the time periods set forth in section (f) of this Article FIFTH shall constitute a waiver or loss of any right of the Corporation under this Article FIFTH.

(g) Redemption of Excess Securities. Instead of applying the provisions set forth in section (f) of this Article FIFTH, the Corporation shall have the power, but not the obligation, to redeem any Excess Securities subject to the following terms and conditions:

(1) the Corporation shall pay a redemption price per share for the Excess Securities to be redeemed equal to the closing market price for Corporation Securities on the day before the Prohibited Transfer;

(2) the redemption price shall be paid in U.S. Dollars;

(3) the Corporation shall give a notice of redemption by first class mail, postage prepaid, mailed not less than ten calendar days prior to the redemption date to each holder of record of the Excess Securities to be redeemed, at such holder’s address as the same appears on the share transfer records of the Corporation (or, in the absence of such address in the transfer records of the Corporation, at such other address as the Corporation may determine in its sole discretion). Each such notice shall state (i) the redemption date, (ii) the number of Excess Securities to be redeemed from such holder, and (iii) the redemption price per Excess Share and the manner of payment thereof;

(4) from and after the redemption date and upon payment by the Corporation of the redemption price the Excess Securities shall no longer be deemed to be outstanding and all rights of the holders thereof as stockholders of the Corporation shall cease; and

(5) such other terms and conditions as the Board of Directors of Directors may determine in its sole discretion.

(h) Obligation to Provide Information. Any Person that is a beneficial, legal or record holder of Corporation Securities, and any proposed transferor or transferee and any Person controlling, controlled by or under common control with the proposed transferor or transferee, shall as and to the extent reasonably requested in writing by the Corporation, use commercially reasonable efforts promptly to provide such information that the Corporation may request as may be necessary from time to time in order to determine compliance with this Article FIFTH or the status of the tax benefits. For the avoidance of doubt, notwithstanding anything to the contrary in this section (h) of this Article FIFTH, in no event will any Person have any obligation to provide any such information that such Person determines, in its reasonable judgment, it is legally or contractually prohibited from disclosing; provided, that the Board of Directors may decline to authorize a Proposed Transaction, notwithstanding any provision of section (e)(1) of this Article FIFTH to the contrary, if any Requesting Person does not provide any information reasonably requested by the Corporation.

(i) NYSE Transactions. Nothing in this Article FIFTH shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange (then registered as such pursuant to section 6 of the Exchange Act) or automated interdealer quotation system for so long as any class or series of the capital stock of the Corporation is listed on the NYSE or on such exchange or traded through such system. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of this Article FIFTH and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article FIFTH.

(j) Severability. Each provision of this Article FIFTH is intended to be severable from every other provision. If any one or more of the provisions contained in this Article FIFTH is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article FIFTH of this Amended and Restated Certificate of Incorporation or of any other provision of the Amended and Restated Certificate of Incorporation shall not be affected, and such other provisions shall be construed as if the provisions held to be invalid, illegal or unenforceable had been reformed to the extent required to be valid, legal and enforceable.

(k) Legend; Notation. The Board of Directors may require that any certificates representing shares of Corporation Securities shall contain a conspicuous legend in substantially the following form, or as may otherwise be determined by the Board of Directors, evidencing the restrictions set forth in this Article FIFTH:

“THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS THE SAME MAY BE AMENDED AND RESTATED FROM TIME TO TIME (THE “AMENDED AND RESTATED CERTIFICATE OF INCORPORATION”), CONTAINS CERTAIN RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION) OF CORPORATION SECURITIES (AS DEFINED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION) WITHOUT THE PRIOR AUTHORIZATION OF THE CORPORATION’S BOARD OF DIRECTORS OF DIRECTORS IN ACCORDANCE WITH THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IF SUCH TRANSFER MAY AFFECT THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 7701(a)(51) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME, AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A “SUBSTANTIAL SHAREHOLDER” AS DEFINED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION. A COMPLETE AND CORRECT COPY OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article FIFTH for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system, and the Corporation shall provide notice of the restrictions on transfer and ownership to holders of uncertificated shares in accordance with applicable law.

SECOND: Article 4(a) of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

FOURTH:

(a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is five hundred ten million (510,000,000) shares of capital stock, consisting of (i) five hundred million (500,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) ten million (10,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the Board of Directors of the Corporation in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in the certificate of incorporation of the Corporation, the only stockholder approval required shall be the affirmative vote of a majority of the voting power of the Common Stock and the Preferred Stock so entitled to vote, voting together as a single class.

THIRD: Prior Articles FIFTH through THIRTEENTH shall now each be renumbered as Articles SIXTH through FOURTEENTH of the Amended and Restated Certificate of Incorporation.

FOURTH: Prior Article FIFTH, hereby renumbered as Article SIXTH, is hereby amended as follows:

SIXTH:

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

(a) The Business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be fixed as provided in the Bylaws of the Corporation.

(c) A director shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(d) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article SIXTH unless expressly provided by such terms.

(e) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

FIFTH: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

SIXTH: This Certificate of Amendment shall become effective at 12:01 am Eastern Time on December 4, 2025.

IN WITNESS WHEREOF, T1 Energy Inc. has caused this Certificate to be duly executed in its corporate name this 3rd day of December, 2025.

T1 ENERGY INC.

By:	/s/ Daniel Barcelo
Name: Daniel Barcelo
Title: Chief Executive Officer

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